Exhibit 10.2

LEASE AGREEMENT

FOR

KEYES, CALIFORNIA

ETHANOL PRODUCTION FACILITY

This industrial lease (“Lease”) is entered into as of this 1st day of December, 2009, by and between Cilion, Inc., a Delaware corporation (hereinafter “Landlord”), AE Advanced Fuels Keyes, Inc., a Delaware corporation (hereinafter “Tenant”) and AE Advanced Fuels, Inc., a Delaware corporation (“Parent Sub”), each of which are wholly-owned subsidiaries of AE Biofuels, Inc., a Nevada corporation (“Parent”).

RECITALS

A.

Landlord, Tenant and Parent have entered into that certain Project Agreement, dated of even date herewith (the “Project Agreement”), of which this Lease is a part.  It is the intention of the parties that unless the Project Agreement is in full force and effect, this Lease shall have no validity separate and apart from the Project Agreement.  Capitalized terms used but not otherwise defined in this Lease have the meanings assigned to such terms in the Project Agreement.

B.

Subject to the terms and conditions set forth herein and in the Project Agreement, Landlord desires to lease to Tenant and Tenant desires to Lease from Landlord that certain real property and improvements thereon known as the Keyes Plant and located at 4209 Jessup Road, Keyes, California (the “Leased Premises”), as more particularly described on Exhibit “A” and Exhibit “B” attached hereto and incorporated herein.  The Leased Premises consist of an ethanol production facility with a nameplate annual production capacity of 55 million gallons as further described on Exhibit “B” and the real property identified in Exhibit “A.”

C.

In accordance with the Project Agreement, Parent (on behalf of Tenant) has agreed to complete certain Repair and Retrofit Activities with respect to the Keyes Plant.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged by each party, the parties hereby agree as follows:

DEMISE; TERM

Section 1.01 Demise of Leased Premises; Term.  Landlord hereby leases and demises to Tenant, and Tenant hereby takes and hires from Landlord, upon and subject to the terms, covenants, provisions and conditions of this Lease, the Leased Premises.  The term of this Lease is for a period of thirty-six (36) months, commencing on the Lease Commencement Date and ending on the date (the “Expiration Date”) which is thirty-six (36) months from the Lease Commencement Date, unless terminated sooner as provided in this Lease (the “Term”).  Within ten (10) business days of when the Lease Commencement Date is determined, Landlord and Tenant shall confirm the Lease

Commencement Date and the expiration date of the Term in writing.  This Lease shall be effective upon execution and delivery of this Lease by both parties hereto and Tenant hereby agrees that execution and delivery of this Lease by Tenant shall, without further act, irrevocably constitute acceptance by Tenant of the Leased Premises for all purposes of this Lease.  Except for events caused by Landlord’s gross negligence or willful misconduct, all risk of loss of the Leased Premises shall pass to Tenant as of the Possession Date.  Notwithstanding anything in this Lease or the Project Agreement to the contrary, Landlord shall have the right, in its sole and absolute discretion, upon written notice to Tenant, to terminate this Lease and Tenant’s right to possession of the Leased Premises if the Repair and Retrofit Activities are not Substantially Complete on or prior to July 31, 2010, such termination to be effective as of the date set forth in such notice.  Upon such termination, this Lease shall be null and void and neither party shall have any liabilities or obligations hereunder except as otherwise expressly set forth herein.

Section 1.02 Early Termination.  Notwithstanding the foregoing, Landlord, in its sole and absolute discretion, shall have the right to terminate this Lease prior to the Expiration Date, which termination shall be effective on the last day of the twenty-fourth (24th) month after the Lease Commencement Date (the “Early Termination Effective Date”).  Landlord shall give Tenant prior written notice of Landlord’s intention to terminate this Lease pursuant to this Section 1.02 (the “Early Termination Notice”) no later than three (3) months prior to the Early Termination Effective Date; and provided further that if Landlord terminates this Lease pursuant to this Section 1.02 on the Early Termination Effective Date, Landlord shall within sixty (60) after the Early Termination Effective Date pay to either the Tenant or Parent, at Parent's written request, an amount (such amount referred to herein as the “Early Termination Fee”) in cash equal to (i) one hundred percent (100%) of the approved, documented costs actually incurred by Parent or the Tenant for Capital Expenditures and Repair and Retrofit Activities as defined in the Project Agreement, plus (ii) actual documented Startup Losses in an amount not to exceed Two Million Dollars ($2,000,000), if any, plus (iii) an amount equal to eight percent (8%) of the total amounts set forth in (i) and (ii) above multiplied by the actual number of years (or partial years) in the Actual Term (as defined below) of this Lease.  The “Actual Term” of this Lease shall be the Term as may be earlier terminated pursuant to this Section 1.02.  Notwithstanding anything herein to the contrary, Landlord shall have the right to reduce the amount of the Early Termination Fee payable by Landlord by the dollar amount of damages directly resulting from an uncured default by Tenant.  Upon such termination, this Lease shall be null and void and neither party shall have any liabilities or obligations hereunder except as otherwise expressly set forth herein.

Section 1.03 Effects of Termination.  Upon any expiration or termination of this Lease, (i) all rights in the Leased Premises and the Project shall revert to Landlord; (ii) Tenant shall transfer or caused to be transferred any and all Permits relating to the Leased Premises to Landlord; (iii) Tenant and Parent shall cease any and activity or operations with respect to the Leased Premises; and (iv) all licenses hereunder shall terminate, including the Praj License.

Section 1.04 Encumbrances.  This Lease and Tenant’s leasehold estate hereunder are subordinate, under and subject to all liens, documents and matters of public record, to the extent valid and enforceable, and all applicable laws, ordinances and regulations.

Section 1.05 Tenant’s Occupancy.  Tenant recognizes and agrees that, beginning on the Possession Date, Tenant shall be required to comply with all of Tenant’s obligations in this Lease (including, without limitation, the provisions requiring Tenant to obtain insurance and to indemnify and exculpate Landlord) other than those provisions requiring Tenant to pay Base Rent (which obligation shall begin on the Lease Commencement Date), and Tenant’s access to the Leased Premises shall be subject to the provisions hereof.

RENT

Section 2.01 Base Rent.  Beginning on the Lease Commencement Date, Tenant shall pay Landlord as base rent (“Base Rent”), for the possession and use of the Leased Premises, the sum of $250,000 per month, payable in advance for each monthly period and continuing until the expiration or earlier termination of this Lease.  Rent (as defined below), and all other sums due and payable by Tenant to Landlord under this Lease, shall be paid in lawful money of the United States and shall be paid via wire transfer pursuant to Landlord’s wiring instructions set forth on Exhibit “C” attached hereto and made a part  hereto, or such other method as Landlord shall from time to time during the Term designate by written notice to Tenant.  The Base Rent must be paid, without the need for notice, demand, offset, or deduction, by the first day of each calendar month.  If the Term commences on a date other than the first day of a month, Tenant must pay the prorated rent for such prorated month on first day in which the Lease Commencement Date occurs.  All sums other than Base Rent that Tenant is obligated to pay under this Lease will be deemed to be “additional rent” due, regardless of whether those sums are designated as additional rent, and shall be paid by Tenant without deduction, offset or abatement.  Landlord shall have the same rights and remedies for non-payment of additional rent as Landlord has for non-payment of Base Rent.  The term “Rent” means the Base Rent and all additional rent payable under this Lease.  The covenant to pay Rent shall be independent of all other covenants in this Lease.

Section 2.02 Security Deposit. A Security Deposit shall not be required.

Section 2.03 Rent Increases. During the Term of this Lease, there shall be no increases in the Base Rent as set forth above.

Section 2.04 Net Lease.  It is intended that the provisions of this Lease shall require Tenant to pay all costs and expenses attributable to the Leased Premises during the Term as if Tenant owned the Leased Premises during the Term, including, without limitation, all real estate taxes, special and general assessments, insurance premiums, and maintenance and repair costs and expenses, all as more particularly set forth herein.  It is intended that (a) Landlord shall incur no cost or expense with respect to the Leased Premises during the Term, except as otherwise expressly provided herein, and (b) the Base Rent shall be an absolute net return to Landlord throughout the Term of this Lease, without offset or deduction and free of all expenses, charges, diminution and other deductions whatsoever.

TAXES

Section 3.01 Taxes.  Landlord shall pay all property taxes, general and special assessments, excises, levies or other governmental charges (each, an “Imposition”) that shall or may during the period beginning on the Lease Commencement Date and continuing until the expiration or earlier termination of this Lease be imposed on, or arise in connection with the Leased Premises or any part thereof (including, without limitation, any property tax increases pertaining to any conveyance or transfer by Landlord of the Leased Premises that results in reassessment of the Leased Premises for property tax purposes) and that do not relate to Tenant’s leasehold interest, facilities, equipment, machinery or other property placed on the Leased Premises by or for Tenant, or Tenant’s improvements, entitlements or operations; provided that, so long as Landlord promptly provides Tenant with a copy of the applicable tax bill, Tenant shall promptly reimburse Landlord for any such Impositions paid by Landlord.

USE OF THE PREMISES

Section 4.01 Use and Restrictions on Use. The Leased Premises shall be used for the sole purpose of production of ethanol and related byproducts from corn and other cellulosic feedstock, including ethanol-related product development and testing and other related purposes incidental thereto, and for no other use whatsoever.  In no event shall Tenant perform any activities or use the Leased Premises except as expressly set forth in this Lease or the Project Agreement.

Section 4.02 Smoking. Smoking is not allowed on the Leased Premises, whether in common areas or private offices, and the entire property is designated “smoke free.”

Section 4.03 Compliance with Law.  Except as otherwise set forth herein, Tenant agrees that at all times from and after the Possession Date, Tenant will, at its expense, promptly comply with the following: (a) all applicable federal, state, county, city and municipal or other statutes, charters, laws, rules, orders, regulations and ordinances affecting the Leased Premises, the occupancy, use or repair thereof ; (b) all rules, orders, and regulations of all public officers including the police, health and fire departments and with the National Board of Fire Underwriters or other similar organizations for the prevention of fire or the corrections of hazardous conditions; and (c) the requirements of all insurance companies having liability, fire and other insurance coverages in force and effect with respect to the Leased Premises, whether or not such law, ordinance, order, rule, regulation or requirement necessitates structural changes or improvements or interferes with the use and enjoyment of the Leased Premises.  Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any of the foregoing.

Section 4.04 Permits.  At all times from and after the Possession Date, Tenant, at Tenant’s sole cost and expense, shall procure and maintain all Permits, licenses and authorizations required for the Leased Premises and each part thereof, any use of the

Leased Premises then being made, and for the lawful and proper operation and maintenance thereof.

REPAIR AND RETROFIT ACTIVITIES

Section 5.01 Repair and Retrofit.  The Parent and the Tenant have undertaken, or will undertake, the Repair and Retrofit Activities in accordance with the terms of the Project Agreement and previously approved in writing by Landlord, and Tenant covenants and agrees that all Repair and Retrofit Activities shall be completed in accordance with the terms and conditions of the Project Agreement.

UTILITIES

Section 6.01 Utilities. Landlord is providing no utilities whatsoever at Landlord’s expense, and Tenant shall be solely responsible for and shall promptly pay all utilities, trash removal, and similar expenses used or consumed at the Leased Premises, including in each instance, all sales and other taxes applicable to the sale or supply of such utilities, said responsibility commencing on the Possession Date and continuing through the expiration or earlier termination of this Lease.  Tenant shall purchase all utility services, including fuel, water, telephone and communication, sewerage and electricity, directly from the utility or municipality providing such service, and Tenant shall pay for such services when payments therefor are due.  Should Landlord elect or be required to supply or make available any utility used or consumed at the Leased Premises, Tenant agrees to purchase and pay for same, as additional rent, every month, in the amounts which Tenant would pay directly to the utility companies for direct service.  If the local authority, municipality, utility or other body collects for the water and/or sewerage or sanitary service and/or consumption, as aforesaid, Tenant covenants and agrees to pay the amount allocable to the Leased Premises of the water and sewer rent charge (both minimum and otherwise) and any other tax, rent, levy, connection fee or meter or other charge which now or hereafter is assessed, imposed or may become a lien upon the Leased Premises, or the realty of which it is a part, pursuant to law, order or regulation made or issued in connection with the use, consumption, maintenance or supply of water, or the water or sewerage connection or system.

Section 6.02 No Landlord Liability for Interruption.  Except to the extent caused by the gross negligence or willful misconduct of Landlord, in no event shall Landlord be liable to Tenant in damages or otherwise for any interruption, curtailment or suspension of any of the foregoing utility services due to the need for repairs and replacements, action of public authority, strikes, acts of God or public enemy, or any other cause, whether similar or dissimilar to the aforesaid; nor shall any such interruption, curtailment or suspension (a) constitute a constructive eviction or interference or disturbance with Tenant’s use, possession or enjoyment of the Leased Premises, (b) constitute grounds for abatement, reduction or rebate, in whole or in part, of Base Rent or additional rent or any other sum payable by Tenant under this Lease, or (c) release or relieve Tenant of or from any of Tenant’s obligations under this Lease.

PARKING RIGHTS

Section 7.01 Parking Rights. Tenant has the exclusive use of parking spaces in the parking areas of the facility.  Landlord shall not be responsible or liable for any damage to Tenant’s vehicles as a result of fire, theft, vandalism and/or collision.  It is understood and agreed that Landlord’s sole obligation hereunder is to make available to Tenant said parking spaces, and it is hereby understood and agreed that Landlord shall not be responsible for “monitoring” or “policing” the parking area so as to ensure Tenant’s use thereof.

CLEANING AND JANITORIAL

Section 8.01 Cleaning and Janitorial. Landlord is providing no janitorial, cleaning or trash removal services whatsoever to the Leased Premises and Tenant shall be solely responsible for contracting with service providers providing such services and shall pay for such services when payments therefor are due.

ALTERATIONS BY TENANT

Section 9.01 Alterations. Tenant shall not make any alterations, additions or modifications to the Leased Premises except in accordance with the Project Agreement, or except as otherwise expressly provided herein with respect to Tenant’s repair and maintenance obligations, and in each case only with prior notice to, and written consent of, Landlord.

Section 9.02 Ownership of Improvements. Subject to the terms of the Project Agreement and to Tenant's removal obligations set forth in Section 9.05 below and Landlord’s obligation (if applicable) to pay the Early Termination Fee set forth in Section 1.02 above, and specifically excluding any equipment or improvements directly related to Parent’s proprietary technology, any improvements, alterations and additions to the Leased Premises made by Tenant shall become the asset of Landlord without compensation to Tenant at the expiration or earlier termination of this Lease, and such improvements shall automatically and without any act of Tenant or any third party become Landlord’s property upon expiration or earlier termination of this Lease, without cost or charge to Landlord.  Within thirty (30) days following the expiration or earlier termination of this Lease, Tenant shall execute, acknowledge and deliver to Landlord any quitclaim deed or other document which may be requested by Landlord to evidence the foregoing.  Improvements shall not include licensed technology, developed technology, personal items, books & records, office equipment, engineering equipment, test equipment, research & development equipment, production equipment or other removable equipment provided by Tenant or AE or a related party (collectively “Excluded Property”).  Notwithstanding anything in this Lease to the contrary, in no event shall any fixtures at the Leased Premises by deemed or otherwise considered Excluded Property and the same shall not be removed by Tenant without the express written consent of Landlord (in Landlord’s sole and absolute discretion).

Section 9.03 Standard of Work. All work to be performed by or for Tenant pursuant to this Lease will be performed, without expense to Landlord, diligently, in a good, first-class and workmanlike manner, consistent with the norm of the city of Keyes, California and in compliance with all applicable laws, ordinances, regulations, and rules of any public authority having jurisdiction over the Leased Premises.

Section 9.04 Mechanic’s Liens.  After the Possession Date and except in the ordinary course of business under which such liens are removed (at Tenant’s sole cost and expense) after completion of work, Tenant shall not suffer or permit any mechanic’s lien to be filed against the interest of Landlord or Tenant in the Leased Premises by reason of work, services or materials supplied to Tenant, the Leased Premises, or any part thereof, and Tenant agrees to keep the Leased Premises free of all liens and claims for labor performed on and material delivered to the Leased Premises. If a lien is placed on the Leased Premises at any time after the Possession Date resulting from any such labor or material or construction on or to the Leased Premises resulting from any act of Tenant, Tenant, at its sole cost and expense, shall cause such lien to be removed, expunged or bonded around within thirty (30) days following the recordation of such lien.  In the event Tenant fails to timely so remove any lien recorded against the Leased Premises, Landlord may obtain a bond to remove such lien, and any costs to Landlord in doing same, including any legal costs or attorney’s fees incurred, will become additional rent due from Tenant to Landlord payable upon written demand therefor.

Section 9.05 Election to Require Removal.  Excluding items listed in the Repair and Retrofit Activities and items specifically approved in writing by Landlord, Landlord may elect to require the removal of all or a portion of any improvements, alterations or additions to the Leased Premises made by Tenant upon the expiration or earlier termination of this Lease.  Landlord shall make such election to require removal by delivering to Tenant written notice of such election (a “Removal Notice”) not less than three (3) months before the expiration date of the Term, in which case Tenant shall complete such removal by the expiration of the Term, except that upon any earlier termination of this Lease, Landlord shall deliver to Tenant any Removal Notice within thirty (30) days after such earlier termination of this Lease, in which case Tenant shall complete such removal with sixty (60) days after delivery of the Removal Notice.  The duty to remove such improvements, alterations or additions imposed by this Section 9.05 includes, but is not limited to, the duty to leave the Leased Premises safe and free from debris and Hazardous Materials on the Leased Premises as a result of Tenant’s use of the Leased Premises, in a condition at least as good as the condition of the Leased Premises on the Possession Date.  Such restoration shall include, but not be limited to, remediation (or at Landlord’s election, payment to Landlord of Landlord’s remediation costs within thirty (30) days after receipt of an invoice for such costs) of contamination of the Leased Premises by Hazardous Materials resulting from Tenant’s use or occupation of the Leased Premises.  In the event that Tenant fails to restore the Leased Premises, Landlord may elect to perform such restoration, and Tenant shall pay Landlord for the costs and expenses of such restoration incurred by Landlord, within thirty (30) days after receipt of an invoice for such costs.  This Section 9.05 shall survive the expiration or earlier termination of this Lease.

REPAIRS AND MAINTENANCE

Section 10.01 Tenant’s Obligations.  Tenant shall, at its sole cost and expense, at all times from and after the Possession Date, maintain and preserve, in good condition, the Leased Premises and the fixtures, systems and appurtenances thereon and shall on the expiration or earlier termination of this Lease, return the Leased Premises in the same condition as received by Tenant on the Possession Date, reasonable wear and tear and alterations required to be performed pursuant to the Project Agreement or hereunder excepted.  Except as otherwise expressly set forth in this Lease, Tenant shall also be responsible for all necessary repairs and replacements, structural and non-structural, interior and exterior, ordinary and extraordinary, in and to the building and the facilities and systems thereof, and shall pay any and all expenses in connection with the maintenance and operation of the Leased Premises, including repair and upkeep of grounds, sidewalks, driveways and party areas, in a good condition.  All repairs and replacements shall be made with materials of equal or better quality then the items being repaired or replaced, but under no circumstances shall this Section be interpreted to require Tenant to improve the condition of the Leased Premises to a better condition than existed as of the Possession Date.  To the extent practicable, Tenant shall give Landlord sufficient prior written notice of all such repairs and replacements and Landlord may consent to all such repairs and replacements in its sole and absolute discretion.

Section 10.02 No Obligation of Landlord to Make Repairs.  Landlord shall not be required to furnish any services or facilities or to make any repairs or replacements in or to the Leased Premises.  Tenant hereby assumes the full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Leased Premises.

Section 10.03 Commission of Waste.  Tenant shall not cause or permit any waste or damage, disfigurement or injury to any of the Leased Premises or any part or parts thereof.

PERSONAL PROPERTY TAXES

Section 11.01 Personal Property Taxes. Prior to delinquency, Tenant will pay all applicable taxes and assessments levied on trade fixtures, alterations, additions, improvements, inventories, and other personal property located or installed on the Leased Premises by Tenant, including, but not limited to, Tenant’s leasehold interest, facilities, equipment, machinery or other property placed on the Leased Premises by or for Tenant, or Tenant’s improvements, entitlements or operations.

INSURANCE

Section 12.01 Tenant’s Obligations. Tenant will, at Tenant’s expense, obtain and keep in full force at all times from and after the Possession Date the following insurance to the satisfaction of the Landlord and, except as set forth below, to have Landlord or a designee of Landlord, including its mortgagee, be listed as additional loss payee on all contracts:

(a) Workers’ Compensation and Employer’s Liability Insurance. Workers’ compensation insurance having limits not less than those required by state statute, and covering all persons employed by Tenant in the conduct of Tenant’s operations on the Leased Premises, and employer’s liability insurance in an amount not less than $1,000,000 per accident/per employee.  Neither Landlord nor any designee of Landlord may be an additional loss payee with respect to workers’ compensation insurance.  Notwithstanding the foregoing, Tenant may carry employer’s liability insurance in an amount of $500,000 provided that Tenant has an umbrella policy that provides additional coverage such that the aggregate coverage meets the foregoing coverage limit.

(b) General Liability Insurance. A policy of commercial general liability insurance (occurrence form) having a combined single limit (including any umbrella coverage) of not less than $10 million per occurrence, providing coverage for, among other things, blanket contractual liability, premises, products and completed operations against any claims for bodily injury, death or property damage, occurring on, in or about the Leased Premises, and on, in or about the adjoining streets, property, parking lots and passageways, and against contractual liability for any such claims.

(c) Hazard Insurance.  A policy of commercial hazard insurance having a combined single limit of not less than $90 million per occurrence will be held by Landlord and Tenant will reimburse Landlord for the cost of maintaining Landlord’s Hazard Insurance, within thirty (30) days following written demand therefor.

(d) Business Interruption Insurance. During the period of the Term of this Lease, the Tenant shall maintain business interruption insurance having such terms and conditions as are reasonably satisfactory to Landlord.  Except for rent payments and any other amounts payable to Landlord hereunder by Tenant, Landlord shall not be entitled to receive any portion of any insurance proceeds from this policy; provided, however, notwithstanding the foregoing, upon expiration of this Lease or early termination of this Lease (provided that Tenant shall have at least 60 (sixty) days prior notice of such termination), such policy shall provide for payment to Landlord of any insurance proceeds with respect to any periods of coverage following the termination of this Lease.

(e) Builder’s Risk.  During any period during which Repair and Retrofit Activities or any other alterations to the Leased Premises are being performed, builder’s risk property insurance in amounts equal to the sum of construction contracts and anticipated soft costs for the construction work being undertaken.

(f) Other Coverages.  Such other policy or policies as are either reasonably deemed necessary by Landlord or its mortgagee or required by insurers by reason of a change in Tenant’s use of, or activities at, the Leased Premises or required by Environmental Law.  Tenant shall have sixty (60) days after receipt of Landlord’s request under this Section 12.01(f) to procure such insurance.

Section 12.02 Insurance to be Maintained by Landlord.  Landlord shall at all times keep the Leased Premises insured for the protection of Landlord against such risks, and with such coverages, as Landlord or its mortgagee shall from time to time require, including without limitation, broad form fire and extended coverage insurance, in an amount not less than the full replacement value (as from time to time designated by Landlord) of all improvements, with coverage (in addition to the standard coverage afforded by such insurance) for theft, plate glass damage, vandalism, malicious mischief, and, if required by Landlord (in its sole and absolute discretion), boiler explosion, war risk and earthquake, and rent insurance with respect to the Rent payable for the one year period following the occurrence of any casualty, and any other insurance that Landlord deems prudent or advisable in its sole and absolute discretion.

Section 12.03 General Insurance Provisions:

(a) Insurance Companies. Insurance required to be maintained by Tenant will be written by companies licensed to do business in the State of California having an A.M. Best’s rating of at least “A”, and (ii) not be subject to cancellation or material change or non-renewal without at least thirty (30) days’ prior written notice to Landlord and/or Landlord’s designee, as the case may be, except for non-payment of premium, which shall be ten (10) days.

(b) Certificates of Insurance. Tenant will deliver to Landlord certificates of insurance for all insurance required to be maintained by Tenant no later than the Possession Date conforming to the requirements hereof.  Tenant will, at least thirty (30) days prior to expiration of the policy, furnish Landlord with certificates of renewal or binders.  If Tenant fails to maintain any insurance required in this Lease, Tenant will be liable for all losses and costs resulting from that failure; Landlord will have the right, but not the obligation, to obtain insurance on behalf of Tenant, and Tenant will immediately on demand pay Landlord the premiums on the insurance; and Landlord may declare a default under this Lease.

(c) Primary Coverage. All insurance to be maintained by Tenant must, except for workers’ compensation and employer’s liability insurance, be primary, without right of contribution from insurance of Landlord.  All general liability policies shall name Landlord and/or its designees as additional insureds. The limits of insurance maintained by Tenant will not limit Tenant’s liability under this Lease.

(d) Accidents.  Upon the occurrence of any accident, injury or personal property casualty in or about the Leased Premises, Tenant shall give immediate notice thereof to Landlord, and shall provide Landlord with evidence that such liability of Landlord relating thereto is covered by the insurance which Tenant is required by this Lease to carry.

INDEMNIFICATION

Section 13.01 Indemnification by Tenant.  Except to the extent caused by the gross negligence or willful misconduct of Landlord, Landlord will not be liable for any loss or damage to person or property caused by theft, fire, acts of God, acts of a public enemy, riot, strike, insurrection, war, court order, requisition, or order of government body or authority.  Except to the extent of the gross negligence or willful misconduct of a

Landlord Indemnified Party (as defined below), Tenant and Parent shall, jointly and severally, defend, indemnify and hold harmless Landlord and Landlord’s employees, agents, partners, Affiliates, shareholders, directors, officers, and assigns (each, a “Landlord Indemnified Party”), by counsel acceptable to Landlord, from and against the following:

(a) any and all losses, costs, damages, fines, penalties, interests, assessments, fees or expenses (including reasonable attorney’s fees) (“Losses”) arising from third-party claims for property damage or personal injury (including emotional distress) that directly or indirectly arise out of or result from any negligent, willful, reckless, or otherwise tortious act or omission (including strict liability) during the performance of the Repair and Retrofit Activities or operation of the Leased Premises, by Tenant, Parent, any subcontractor, or any of their respective Affiliates;

(b) Losses that directly arise out of or result from (i) all claims for payment, whether or not reduced to a lien or mechanics lien, filed by Tenant, Parent or any of its or their Affiliates or subcontractors, or other persons performing any portion of the Repair and Retrofit Activities; and (ii) employers’ liability or workers’ compensation claims filed by any employees or agents of Tenant, Parent or any of its or their subcontractors or Affiliates;

(c) Losses issued by any Governmental Authority that directly arise out of or result from the failure of Tenant or Parent or any of its or their Affiliates or subcontractors to comply with the terms and conditions of any Legal Requirements relating to the use or possession of the Leased Premises;

(d) Losses in connection with the operation of the Leased Premises by Tenant or Parent, or any of their Affiliates or agents, including, without limitation, any Losses arising in connection with any alleged infringement of any intellectual property rights of Third Parties in connection with the operation of the Leased Premises by Tenant, Parent, or any of their agents or Affiliates;

(e) Losses arising in connection with the breach by Tenant or Parent of any of their representations, warranties, covenants or agreements contained herein;

(f) Losses as a result of any claims by any Governmental Authority that arise out of or result from the failure of Tenant or Parent to pay, as and when due, all taxes, duties, levies, assessments, tariffs, imposts, fees or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority for which Tenant or Parent is obligated to pay pursuant to the terms of this Lease;

(g) all Losses, including claims for property damage, remedial action or personal injury (including emotional distress), whether or not involving damage to the Leased Premises, that directly or indirectly arise out of or result from (i) the use, storage, transportation, manufacture, processing or disposal whether or not in compliance with Legal Requirements, of Hazardous Materials at the Leased Premises from and after the

Possession Date; and (ii) the presence or existence of or contamination of the Leased Premises, caused by the spill or release of Hazardous Materials brought onto, or handled at, the Leased Premises (excluding Landlord); and

(h) Losses arising in connection with the condition of the Leased Premises or any other act, event, failure or omission by Tenant, Parent or any of its or their employees, contractors, subcontractors, consultants, agents, representatives, invitees, licensees or permittees (collectively, “Tenant Parties”).

Section 13.02 Indemnification By Landlord.  Except for Losses arising out of or resulting from the gross negligence or willful misconduct of a Tenant Party, Landlord shall defend, indemnify and hold harmless the Tenant Parties from and against the following:

(a)  Losses arising from third-party claims for property damage or personal injury (including emotional distress) that directly or indirectly arise out of or result from any negligent, reckless, or otherwise tortious act or omission (including strict liability) by Landlord prior to the Possession Date;

(b)  Losses that directly arise out of or result from (i) all claims for payment, whether or not reduced to a lien or mechanics’ lien, filed by Landlord, or any of its Affiliates or subcontractors, or other persons prior to the Possession Date; and (ii) employers’ liability or workers’ compensation claims filed by any employees of Landlord or any of its subcontractors or Affiliates;

(c)  Losses arising in connection with the breach by Landlord of any of its representations, warranties, covenants or agreements contained herein;

(d)  Losses as a result of any claims by any Governmental Authority that arise out of or result from the failure of Landlord to pay, as and when due, all taxes, duties, levies, assessments, tariffs, imposts, fees or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority for which Landlord is obligated to pay and for which a Tenant Party is not required to reimburse Landlord; and

(e)  all Losses, including claims for property damage, remedial action or personal injury (including emotional distress), whether or not involving damage to the Leased Premises, that directly or indirectly arise out of or result from (i) the use, storage, transportation, manufacture, processing or disposal by or for the benefit of Landlord whether or not in compliance with Legal Requirements, of Hazardous Materials at the Leased Premises occurring prior to the Possession Date; and (ii) the presence or existence of or contamination of the Leased Premises, caused by the spill or release of Hazardous Materials brought onto, or handled at, the Leased Premises, occurring prior to the Possession Date.

Section 13.03 Claims for Indemnification.

(a) A person entitled to indemnification under this Section 13 (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third-Party claim as provided in this Section 13 shall not relieve the Indemnifying Party of its indemnification obligation under this Lease except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

(b) Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.  The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.

(c) The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto.

(d) The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

Section 13.04 Survival.  Without limiting or in any way agreeing to waive a party’s right to make a claim at common law as permitted pursuant to applicable law for contribution or indemnification with respect to third-party claims, and notwithstanding any other provision in this Lease to the contrary, the indemnities set forth in this Section 13 shall survive the expiration or earlier termination of this Lease.

HAZARDOUS MATERIALS

Section 14.01 Definitions. As used in this Section, “Hazardous Material” means any chemical, substance, material or waste (including constituents thereof), that is or may be hazardous to human health or safety or to the environment, that are now or become in the future listed, defined, or regulated in any manner by any Environmental Law, whether such law is regulatory or statutory, and is local, state or federal, and from time to time adopted.

Section 14.02 Use of Hazardous Materials. Tenant will not cause or permit any Hazardous Materials to be released or to become present on, under, or about the Leased Premises or other properties in the vicinity of the Leased Premises, except for Hazardous Materials that are typically found, brought into, stored or used at comparable ethanol production facilities similar to the Leased Premises, and, in all instances, in accordance with all applicable Legal Requirements and prudent industry practices and in a manner that does not expose the Leased Premises or other neighboring properties to any risk of contamination or damage or Landlord to any liability.  Without limiting the generality of the foregoing, any removal, transportation or disposal of Hazardous Materials from the Leased Premises shall be performed by duly licensed haulers and such Hazardous Materials shall be transported to facilities duly licensed for final disposal of such Hazardous Materials.  Tenant shall, at its sole cost and expense, prepare and comply with all environmental plans related to the Project or Tenant’s use of the Leased Premises as required by applicable Legal Requirements.  Under no circumstances shall Tenant install any underground storage tanks, underground pipelines or other conduits under the Leased Premises.  On January 1 of each year of the Term and on January 1 of the year following the expiration or earlier termination of the Term, Tenant shall disclose in writing to Landlord the names and amounts of any and all Hazardous Materials that are used, placed, generated, released, stored or disposed in, on, under or around the Leased Premises or transported to or from the Leased Premises.

Section 14.03 No Landlord Liability.  Except to the extent caused by Landlord or its employees, contractors, subcontractors, consultants, agents, representatives, invitees, licensees or permittees (collectively, “Landlord Parties”) and except to the extent Hazardous Materials are present in, on, under or about the Leased Premises prior to the Possession Date, from and after the Possession Date none of the Landlord Parties shall be liable to Tenant for any claim or injury to any person or property of any kind or character arising from or caused by the presence of any Hazardous Materials in, on, under or about the Leased Premises or the soils or groundwater of the Leased Premises, whether known or unknown, including, but not limited to, liability under any applicable Legal Requirements.  Tenant hereby waives on behalf of the Tenant Parties all claims against any of the Landlord Parties for any such claims.  Tenant’s activities shall not cause or contribute to Landlord being in non-compliance with any applicable Legal Requirements.

Section 14.04 Landlord’s Inspection Rights.  Upon not less than two (2) business days’ written notice to Tenant (except in the event of an emergency which is not being attended to by Tenant) , Tenant shall permit Landlord and its representatives access to the Leased Premises (accompanied by a representative of Tenant but only to the extent such Tenant’s representative is made reasonably available and without cost to Landlord) from time to time, to conduct any environmental assessment, investigation or sampling: (i) required by any mortgagee of Landlord or prospective purchaser of an interest in the Leased Premises; (ii) required pursuant to Environmental Laws; or (iii) requested by the Landlord prior to the expiration or sooner termination of this Lease, all at Landlord’s sole cost and expense, except to the extent that such environmental assessment, investigation  or sampling identifies contamination caused or resulting from the use or occupancy of the Leased Premises by any Tenant Party.  In connection with such access, the Landlord shall not unreasonably interfere with the Tenant’s use and occupancy of the Leased Premises.

Section 14.05 Hazardous Materials Notices.  Tenant, at its sole cost and expense, shall be solely responsible for providing any notice of the use, placement, generation, release, storage, disposal or transportation of any Hazardous Materials to persons occupying or entering the Leased Premises and other neighboring properties that is required under applicable Legal Requirements.  If Tenant knows or has reasonable cause to believe that any Hazardous Material has come to be located in, on, under or about the Leased Premises, other than in compliance with Section 14.02 , then Tenant shall immediately provide written notice thereof to Landlord, which shall include a complete copy of any report, notice, claim or other documentation in Tenant’s possession concerning the presence of such Hazardous Material.  Tenant shall also notify Landlord in writing, within ten (10) business days of becoming aware of any notice of violation, investigation, order or enforcement proceeding relating to the Project or the Leased Premises and shall include with such written notice a complete copy of any order, complaint, agreement or other document in Tenant’s possession which has been issued, executed or proposed, whether in draft or final form.  Tenant shall not enter into any settlement agreement, consent decree or other agreement with respect to any complaint or claim relating to any Hazardous Materials in any way connected with the Leased Premises without first notifying Landlord of Tenant’s intention to do so and affording Landlord with ample opportunity to appear, intervene or otherwise appropriately assert and protect Landlord’s interest in the contemplated action.

Section 14.06 Hazardous Materials Remediation.  Tenant shall, at Tenant’s sole cost and expense, after obtaining Landlord’s prior written approval, promptly take all investigatory and/or remedial action reasonably advisable or recommended, whether or not formally ordered or required, for the clean-up of any contamination and maintenance, security and/or monitoring of (i) the Leased Premises, except to the extent such contamination was caused by Landlord or any Landlord Party during the Term and except to the extent Hazardous Materials are present in, on, under or about the Leased Premises prior to the Possession Date, and (ii) any other neighboring properties, to the extent that a Tenant Party caused or contributed to such Hazardous Materials contamination.

Section 14.07 Landlord’s Obligations.  If, subsequent to Possession Date, it is determined that there are Hazardous Materials in the Leased Premises which were present in, on, under or about the Leased Premises prior to the Possession Date, and such Hazardous Materials are required by Environmental Law or other applicable law to be removed, encapsulated or otherwise treated (“Remediated”), Landlord, at Landlord’s expense, shall as soon as practicable after notice thereof from Tenant, remediate said Hazardous Materials in accordance with Environmental Law.

Section 14.08 Hazardous Materials Obligations at End of Lease.  Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, upon Landlord’s request and in compliance with all applicable Legal Requirements, except to the extent caused by a Landlord Party during the Term and except to the extent Hazardous Materials are present in, on, under or about the Leased Premises prior to the Possession Date:  (i) remove, remediate, abate and dispose of any Hazardous Materials located in, on or under the Leased Premises introduced or otherwise brought onto the

Leased Premises by a Tenant Party from and after the Possession Date; (ii) remove, remediate, abate, compact, dispose of and/or replace any contaminated soil to the extent caused by or arising out of the use and occupancy of the Leased Premises by a Tenant Party; and (iii) remediate, remove, abate and/or dispose of any contamination of the surface water or ground water to the extent caused by or arising out of the use and occupancy of the Leased Premises by a Tenant Party, such that the Project and the Leased Premises are free of Hazardous Materials to the same extent as they were when originally delivered by Landlord to Tenant.

Tenant’s obligations under this Section 14 shall survive the expiration or earlier termination of this Lease.

DAMAGE AND DESTRUCTION

Section 15.01 Notification.  Tenant shall give prompt written notice to Landlord of (a) any occurrence in or about the Leased Premises for which Landlord might be liable, and (b) any fire or other casualty upon the Leased Premises.  Landlord shall give to Tenant an estimate of the time it will take to repair the Leased Premises within thirty (30) days following such damage or destruction.

Section 15.02 Damage and Destruction. If the Leased Premises shall be destroyed by fire or other casualty or shall be so damaged by fire or other casualty that (in the opinion of a reputable contractor or architect designated by Landlord) the ethanol production facility located on the Leased Premises is rendered inoperable and cannot be repaired within one hundred eighty (180) days, or the repair or restoration of the Leased Premises would require the expenditure of more than fifty percent (50%) of the full insurable value of the Leased Premises immediately prior to the casualty, Landlord, in its sole and absolute discretion, shall have the option to terminate this Lease by providing written notice to Tenant within one hundred twenty (120) days from the date of the casualty.  In such event, Landlord shall provide Tenant with a termination notice and the termination shall be effective on the date of Landlord’s notice.  In connection with such termination, Tenant shall turn over or assign to Landlord all of Tenant’s right, title and interest in any insurance proceeds in connection therewith other than proceeds from business interruption insurance or any similar insurance policy to the extent provided for in Section 12.01(d).

Section 15.03 Repair Provisions.  To the extent consistent with Landlord’s obligations to its mortgagees, if the Leased Premises are damaged or destroyed by fire or other casualty by any cause other than the fault of Tenant and Landlord does not, or is not permitted to, terminate this Lease, then Landlord, at Landlord’s expense shall repair such damage after Landlord has collected the insurance proceeds attributable to such damage for purposes of such repairs and any rent due for the time Tenant is out of possession of the Leased Premises shall be abated.  Notwithstanding the foregoing, Landlord shall have no obligation whatsoever to repair any material damage to the Leased Premises that occurs prior to the Lease Commencement Date or during the last twelve (12) months of the Term of this Lease.

Section 15.04 Insufficiency of Insurance Proceeds.  Notwithstanding anything herein contained to the contrary, if the net proceeds of Landlord’s insurance recovered or recoverable as a result of the damage (free of all claims by Landlord's mortgagees and others and all costs of collection or otherwise) shall be insufficient to pay fully for the cost of replacement of the Leased Premises and/or the building in which they are located and the balance of the building, or the Leased Premises or the building shall be damaged as a result of a risk which is not covered by Landlord’s insurance, or Landlord is unable to rebuild any portion of the Leased Premises due to any inability to obtain any required governmental approval in connection therewith, Landlord shall have the right, to be exercised in writing delivered to Tenant within one hundred twenty (120) days after said occurrence, to elect to cancel and terminate this Lease.  Upon the giving of such notice to Tenant, the term of this Lease shall expire on the thirtieth (30th) day after such notice is given, and Tenant shall vacate the Leased Premises and surrender the same to Landlord.

EMINENT DOMAIN

Section 16.01 Total Condemnation. Either party shall give prompt notice to the other upon learning of a threatened condemnation.  If all of the Leased Premises is condemned by eminent domain, inversely condemned, or sold in lieu of condemnation for any public or quasi-public use or purpose, this Lease will terminate as of the date of title vesting in that proceeding and the Rent will be abated from the date of termination.  In such event, Tenant shall turn over or assign all of its right, title and interest in and to such award or proceeds to Landlord.

Section 16.02 Partial Condemnation.

(a) If any portion of the Leased Premises is condemned by eminent domain, inversely condemned, or sold in lieu of condemnation for any public or quasi-public use or purpose such that, in Landlord’s reasonable opinion, the ethanol production facility located thereon cannot be operated for Tenant’s business, Tenant shall have the option to terminate this Lease, by providing written notice thereof to Landlord, as of the date of vesting of title on such taking and this Lease will terminate as of the date of title vesting or order of immediate possession in that proceeding and the Rent will be abated to the date of termination.

(b) If, in Landlord’s reasonable opinion, the partial condemnation does not render the Leased Premises unusable for the business of Tenant, then this Lease, only as to the portion or portions so taken, shall terminate as of the date possession thereof shall be delivered to the condemnor but otherwise this Lease shall remain in full force and effect.  Tenant and Landlord shall agree on an abatement in rent in an amount equal to the reduction in leasehold value resulting from such partial condemnation.  In the event Tenant and Landlord cannot agree on such a reasonable value, then the parties shall submit such dispute to the American Arbitration Association, the decision of which shall be binding on the parties.

Section 16.03 Award. If the Leased Premises are wholly or partially condemned, Landlord will be entitled to the entire award paid for the condemnation, and Tenant waives any claim to any part of the award from Landlord or the condemning authority. However, Tenant will have the right to recover from the condemning authority any compensation that may be separately awarded to Tenant in connection with any award allowable to Tenant by law, including but not limited to lost profits, destruction of the improvements, relocation, loss in value of leasehold interests, costs in removing Tenant’s improvements, merchandise, furniture, fixtures, Leasehold improvements, and equipment to a new location, but only to the extent that such award does not decrease the amount awarded to Landlord.

DEFAULT

Section 17.01  Events of Default. The occurrence of any of the following events will, at Landlord’s option, constitute an event of default (“Event of Default”):

(a) in the event Rent is late as defined hereunder, failure to pay Rent within fifteen (15) days following written demand to pay such delinquent Rent by Landlord;

(b) the vacating of or abandonment of the Leased Premises for a period of thirty (30) consecutive days;

(c) failure to perform Tenant’s or Parent’s covenants under this Lease (except default in the payment of Rent which is addressed by paragraph (a) above); provided that if this default is susceptible of cure and Tenant or Parent has promptly commenced the cure of this default and is diligently prosecuting the cure to completion, then the default must remain uncured for thirty (30) days after written notice from Landlord;

(d) the making of a general assignment by Tenant or Parent for the benefit of creditors, the filing of a voluntary petition by Tenant or Parent, or the filing of an involuntary petition by any of Tenant or Parent’s creditors seeking the rehabilitation, liquidation, or reorganization of Tenant or Parent under any law relating to bankruptcy, insolvency, or other relief of debtors and, in the case of an involuntary action, the failure to remove or discharge the petition within sixty (60) days of the filing;

(e) any representation or warranty made by Tenant or Parent in this Lease or in the Project Agreement shall prove to have been false or incorrect in any respect when such representation or warranty was made or given, and remains a misrepresentation or breach of warranty which is materially adverse to Landlord at the time discovered;

(f) Tenant shall have failed to maintain any insurance as and when required to be provided under this Lease;

(g) Tenant shall have caused or permitted any use of the Leased Premises that constitutes waste or public or private nuisance; or

(h) there occurs an event of default, beyond all applicable notice and cure periods, on the part of Tenant or Parent under the Project Agreement, or the Project Agreement is otherwise terminated for any reason whatsoever.

Section 17.02  Remedies. Upon the occurrence and during the continuance of an Event of Default, Landlord shall have the following remedies in addition to all rights and remedies provided by law or equity or provided elsewhere in this Lease:

(a) Termination. In the event of the occurrence of any uncured Event of Default, Landlord will have the right to give a written termination notice to Tenant and, on the date specified in that notice, unless on or before that date all arrears of Rent and all other sums payable by Tenant under this Lease and all costs and expenses incurred by or on behalf of Landlord have been fully and unconditionally paid by Tenant and all other Events of Default at the time existing have been fully and unconditionally cured to the sole satisfaction of Landlord.  On the date specified in Landlord’s termination notice, this Lease will terminate and Tenant shall immediately surrender the Leased Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, resort to legal process and take possession of the Leased Premises and expel or remove Tenant and any other person who may be occupying the Leased Premises or any part thereof, without being liable for prosecution or any claim or damages therefor.  In addition, Landlord may terminate this Agreement immediately by providing written notice to Tenant at any time in the event that (i) the Lease Commencement Date does not occur on or prior to July 31, 2010; or (ii) the Project Agreement is terminated prior to the Lease Commencement Date.

(b) Repossession. Following termination, without prejudice to other remedies Landlord may have, Landlord may (A) peaceably re-enter the Leased Premises on voluntary surrender by Tenant; (B) remove Tenant and any other persons occupying the Leased Premises, using any legal proceedings that may be available; (C) repossess the Leased Premises or relet the Leased Premises or any part of them for any term (which may be for a term extending beyond the Term), at any rental and on any other terms and conditions that Landlord in Landlord’s sole discretion may determine, with the right to make reasonable alterations and repairs to the Leased Premises; and (D) remove all personal property.

(c) Unpaid Rent. Landlord will have all the rights and remedies of a landlord provided by applicable law, including the right to recover from Tenant (i) the worth, at the time of award of the unpaid Rent that had been earned at the time of termination; plus (ii) the worth, at the time of award, of the amount by which the unpaid Rent that would have been earned after the date of termination until the time of award exceeds the amount of loss of rent that Tenant proves could have been reasonably avoided; plus (iii) the worth, at the time of award, of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; plus (iv) any other amount, and court costs, necessary to compensate Landlord for all detriment proximately caused by Tenant’s default or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Leased Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 17 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 17.02(c)(i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at ten percent (10%) per annum.  As used in Section 17.02(c)(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(d) Right to Cure.  If Tenant fails to perform any affirmative duty or obligation of Tenant under this Lease, Landlord may elect, in its sole and absolute discretion, after written notice to Tenant (or in case of an emergency, without notice), to perform such duty or obligation on Tenant’s behalf, including, but not limited to, obtaining reasonably required surety bonds, insurance policies or Permits.  Tenant shall pay to Landlord the costs and expenses of any such performance by Landlord within thirty (30) days after delivery to Tenant of an invoice therefor.  Notwithstanding anything to the contrary contained in this Lease, Landlord shall have no duty or obligation whatsoever to mitigate damages upon the occurrence of an Event of Default.

Section 17.03 Continuation. Upon the occurrence of an Event of Default, Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations), in which event this Lease will continue in effect for so long as Landlord does not terminate Tenant’s right to possession. Also, Landlord may enforce all of Landlord’s rights and remedies under this Lease, including the right to recover Rent as it becomes due. No act by Landlord under this Lease, including acts of maintenance, preservation, or efforts to Lease the Leased Premises or the appointment of a receiver on application of Landlord to protect Landlord’s interest under this Lease, will terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease. In the event that Landlord elects to relet the Leased Premises, the rent that Landlord receives from reletting will be applied to pay the following in the order listed:

(a) any indebtedness from Tenant to Landlord other than Base Rent and other amounts owing to Landlord under this Lease;

(b) all costs, including maintenance, incurred by Landlord in reletting; and

(c) Base Rent and other amounts owing to Landlord under this Lease. After deducting the payments referred to above, any sum remaining from the rental Landlord receives from reletting will be held by Landlord and applied in payment of future Rent as Rent becomes due under this Lease. In no event will Tenant be entitled to any excess rent received by Landlord. So long as this Lease is not terminated, Landlord will have the right to remedy any default of Tenant, to maintain or improve the Leased Premises, to cause a receiver to be appointed to administer the Leased Premises and new or existing subleases, and to add to the Rent all of Landlord’s reasonable costs in so doing, with interest at the Applicable Interest Rate from the date of the expenditure.

Section 17.04 Cumulative. Each right and remedy of Landlord provided for in this Lease or now or later existing at law, in equity, by statute, or otherwise, will be cumulative and will not preclude Landlord from exercising any other rights or remedies provided for in this Lease or now or later existing at law or in equity, by statute, or otherwise. No payment by Tenant of a lesser amount than the Rent, or any endorsement on any check or letter accompanying any check or payment as Rent, will be deemed an accord and satisfaction of full payment of Rent. However, Landlord may accept this payment without prejudice to Landlord’s right to recover the balance of Rent or to pursue other remedies.

Section 17.05 No Relief from Indemnity Obligations.  Tenant shall not be relieved from liability, and its obligations to indemnify shall continue, with respect to matters occurring or accruing from and after the Possession Date or by reason of Tenant’s occupancy of the Leased Premises regardless of the expiration or termination of this Lease and/or the termination of Tenant’s right to possession of the Leased Premises.

Section 17.06 Statutory Notices of Tenant Default.  Any notice of any Event of Default under this Section 17 shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq.

ASSIGNMENT AND SUBLETTING

Section 18.01 Prohibition.  This Lease is personal to the named Tenant herein.  Tenant may not directly or indirectly (in one or more transactions) assign, mortgage, pledge or encumber this Lease or sublet, whether voluntarily or involuntarily or by operation of law, the Leased Premises or any part of the Leased Premises (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers”), without on each occasion first obtaining the prior written consent of Landlord, which consent shall not, except as otherwise expressly set forth herein, be unreasonably withheld.  This prohibition against Transfers shall be construed to include a prohibition against any assignment or subletting by operation of law.  For purposes of this Section 18, a Change in Control (as defined below) of Tenant or a merger, consolidation or reorganization of Tenant shall also constitute an assignment of this Lease requiring Landlord’s prior written consent.  Except as set forth herein, violation of this Section 18 by Tenant shall be an Event of Default without notice or opportunity to cure and shall be voidable by Landlord (as elected in Landlord’s sole, absolute and subjective discretion).  As used herein, the term “Change in Control” shall mean any change in ownership of Tenant, whether in a single transaction or a series of transactions, the result of which is that Parent holds less than fifty-one percent (51%) of the voting control in Tenant or ceases to have effective direct or indirect managerial control of Tenant (or any such other entity).

Section 18.02 Tenant to Remain Liable.  Regardless of any consent of Landlord to any assignment of Tenant’s interest in this Lease or sublease of the Leased Premises, such assignment or sublease shall not: (i) be effective without the express written assumption by such assignee or sublessee (each, a “Transferee”) of the obligations of Tenant under this Lease, (ii) release Tenant of any direct and primary obligations to Landlord under this Lease, or (iii) alter the primary liability of Tenant for the payment of Rent or the performance of any other obligations to be performed by Tenant under this Lease.  Landlord may accept any Rent or performance of Tenant’s obligations from any person other than Tenant pending approval or disapproval of a request for Landlord’s consent to an assignment or sublease.  Any delay in the approval or disapproval of such assignment or sublease or acceptance of any Rent or performance shall not constitute a waiver or estoppel of Landlord’s right to exercise its remedies for any Event of Default.

Section 18.03 Subsequent Transfers.  The consent of Landlord to any assignment of Tenant’s interest in this Lease or sublease of the Leased Premises shall not constitute consent of Landlord to any subsequent assignment or subletting by Tenant or to any subsequent or successive assignment or subletting.  Landlord may consent to subsequent assignments or subleases without notifying Tenant or anyone else liable under this Lease or obtaining their consent, and such action shall not relieve such persons from any liability under this Lease.

Section 18.04 Requests for Consent to Transfer.  Each request for consent to a Transfer shall be in writing, accompanied by information relevant to Landlord’s determination as to the financial and operational responsibility and appropriateness of the proposed Transferee, including but not limited to the intended use and/or required modification of the Leased Premises, if any, together with a non refundable deposit of $1,000, as reasonable consideration for Landlord’s consideration and processing of the request for consent.  Tenant agrees to provide Landlord with such other or additional information and/or documentation as may be reasonably requested by Landlord.  The proposed Transfer shall be subject to the prior written consent of Landlord, which consent will not be unreasonably withheld but, without limiting the generality of the foregoing, it shall be reasonable for Landlord to deny such consent if: (i) the use to be made of the Leased Premises by the proposed Transferee is (a) not generally consistent with the character and nature of the Leased Premises, or (b) a use which would be prohibited by any other portion of this Lease or is otherwise unlawful, illegal or a nuisance; (ii) the creditworthiness and operating experience of the proposed Transferee and its parent entity is not reasonably satisfactory to Landlord; or (iii) the proposed Transferee is either a governmental agency or instrumentality thereof.

Section 18.05 Restrictions Reasonable.  Landlord and Tenant hereby agree that the restrictions on assignment and subletting contained in this Lease are reasonable, pursuant to California Civil Code Section 1995.250

ESTOPPEL CERTIFICATES

Section 19.01 Estoppel Certificates. Within ten (10) business days after request by Landlord or Tenant, Landlord or Tenant, as the case will be, will deliver an estoppel certificate duly executed (and acknowledged, if required by any mortgagee), to any proposed mortgagee, or purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that it is in full force and effect as modified and stating the modifications), (b) certifying the dates to which Base Rent, additional rent and other charges have been paid in advance, if any, (c) confirming the Possession Date, the Lease Commencement Date and the expiration date of this Lease, (d) certifying that Tenant is in occupancy of the Leased Premises, (e)  stating whether or not, to the best knowledge of the respective party, none of Landlord, Parent or Tenant is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Landlord, Parent or Tenant, as applicable, may have knowledge, and (f) such other matters as the requesting party may reasonably request. Tenant’s failure to deliver this statement in that time period will be an Event of Default under this Lease and it will be conclusive on Landlord or Tenant that

(a) this Lease is in full force and effect, without modification except as may be represented by Landlord or Tenant;

(b) except for the failure to provide an estoppel certificate, there are no uncured defaults in Landlord’s or Tenant’s performance; and

(c) no Rent payments are in arrears.

ATTORNMENT

Section 20.01 Attornment. In the event of a foreclosure proceeding, the exercise of the power of sale under any mortgage or deed of trust or the termination of a ground Lease, (i) no person which, as a result of any of the foregoing, has succeeded to the interest of Landlord in this Lease and none of the successors or assigns of such person (any such person, and his or its successors and assigns, being hereinafter called a “Successor”) shall be liable for any default by Landlord or any other matter which occurred prior to the date such Successor succeeded to Landlord’s interest in this Lease nor shall such Successor be bound by or subject to any offsets or defenses which Tenant may have against any predecessor in interest of such Successor; (ii) Tenant will, if requested, attorn to the Successor and recognize that Successor as “Landlord” under this Lease (provided that such Successor shall agree not to disturb Tenant’s occupancy so long as there in no uncured Event of Default hereunder, on a form customarily used by, or otherwise reasonably acceptable to, such Successor) and Tenant shall execute and deliver such instruments as may be necessary or appropriate to evidence such attornment within fifteen (15) days after receipt of a written request to do so; and (iii) no Successor shall be bound to recognize any prepayment by more than thirty (30) days of any Rent or other sum payable hereunder or any amendment or modification of this Lease made without the consent of the then current Successor if required under the mortgage held by such Successor.

SUBORDINATION

Section 21.01 Subordination to Liens. This Lease is subject and subordinate to the lien of all mortgages and deeds of trust currently now or hereafter affecting the Leased Premises or Landlord’s interest and to renewals, modifications, refinancings and extensions thereof, without the necessity of Tenant’s executing further instruments to effect the subordination.  This clause shall be self-operative and upon written request from

Landlord, Tenant shall execute a subordination agreement acceptable to Landlord in favor of Landlord’s mortgagee.  In lieu of having a mortgage be superior to this Lease, Landlord’s mortgagee shall have the right at any time to subordinate its mortgage to this Lease.

ENTRY

Section 22.01 Entry. Landlord reserves the right for itself and its duly authorized representatives to enter the Leased Premises upon reasonable notice to Tenant (except in case of an emergency, in which case no notice would be required) to inspect the Leased Premises or the performance by Tenant of the terms and conditions of this Lease and to show them to prospective purchasers or mortgagees of the Premises, and, during the last nine (9) months of the Term, show the Leased Premises to prospective tenants.

SIGNS

Section 23.01 Signage. Tenant may erect or cause to be erected any signs relating to the Tenant’s business on the Leased Premises, provided the signage:

(a) conforms to all applicable zoning or other municipal requirements; and

(b) is in conformance to the rules and regulations of the Landlord, as from time published by Landlord.

Any signage installed by Tenant shall be removed at Tenant’s sole cost and expense within ten (10) days of the expiration or earlier termination of this Lease or Tenant’s right to possession of the Premises and Tenant, at its sole cost and expense, shall restore the area in which the signage was installed to the condition it was in prior to installation, ordinary wear and tear excepted.  Such signage shall be subject to Landlord’s approval and shall be installed at Tenant’s sole cost and expense and shall be maintained at Tenant’s sole cost and expense.

LATE CHARGES AND INTEREST

Section 24.01 Late Charges. The late payment of any Rent or any other sums due and payable hereunder will cause Landlord to incur additional costs, including administration and collection costs, processing and accounting expenses, and increased debt service.  If Landlord has not received any installment of Rent or any other sums due and payable hereunder within fifteen (15) days after that amount is due, Tenant must pay three percent (3%) of the delinquent amount, which is agreed to represent a reasonable estimate of the cost incurred by Landlord. In addition, all delinquent amounts will bear interest from the date the amount was due until paid in full at the rate of eight percent (8%) per year.

ENTIRE AGREEMENT

Section 25.01 Entire Agreement. This Lease and the Project Agreement set forth all the agreements between Landlord and Tenant concerning the Leased Premises, and there are no other agreements, either oral or written, other than as set forth in this Lease and the

Project Agreement.  This Lease may not be modified or amended except pursuant to an instrument in writing signed by the parties hereto.

AS-IS NATURE OF LEASED PREMISES

Section 26.01 No Representations or Warranties.  Tenant hereby acknowledges that, except as otherwise expressly set forth in this Lease or the Project Agreement, Landlord has made and makes no representations or warranties of any kind or nature, express or implied, with respect to the Leased Premises, including, but not limited to, any representations or warranties concerning (i) the development or investment potential of the Leased Premises, (ii) the habitability or merchantability of the Leased Premises or the suitability of the Leased Premises for any particular purpose, (iii) the zoning of the Leased Premises or any other restriction on use of the Leased Premises, (iv) the compliance of the Leased Premises with any applicable Legal Requirements, (v) the physical condition of the Leased Premises, including but not limited to soils, subsoils and groundwater, (vi) the presence, storage, release, disposal, migration, transportation, mitigation, remediation, investigation, testing and/or removal of Hazardous Materials in, on, under, to or from the Leased Premises, or (vii) the accuracy or completeness of third-party documents, reports, analysis, studies or materials commissioned or obtained by Landlord or Tenant with respect to the Leased Premises.

Section 26.02 Disclaimer of Warranties.  Except for the representations, warranties, covenants and agreements of Landlord set forth in this Lease and the Project Agreement, Landlord hereby expressly disclaims (i) all warranties of habitability, merchantability and suitability for a particular purpose, (ii) any warranties implied or arising from a course of dealing or usage of trade, and (iii) any warranties that the Leased Premises now or in the future will comply with any applicable Legal Requirements.

Section 26.02 “As-Is” Clause.  The transaction contemplated by this Lease has been negotiated between Tenant and Landlord, and this Lease reflects the mutual agreement of Tenant and Landlord.  Tenant has had an opportunity to conduct all review, inquiries, analyses, audits, tests, studies, analyses, investigations and inspections with respect to the Leased Premises that Tenant deemed necessary or desirable (collectively, “Inspections”), including but not limited to Inspections with respect to the physical condition of the Leased Premises, the existing entitlements for the Leased Premises, the presence of Hazardous Materials in, on, under or around the Leased Premises and all other matters related to the Leased Premises (collectively, the “Feasibility Review”), or Tenant elected at its own risk not to conduct such Feasibility Review of the Leased Premises, and, except for the representations, warranties, covenants and agreements of Landlord set forth in this Lease or the Project Agreement, Tenant shall rely solely on Tenant’s own judgment, knowledge and expertise in determining whether to enter into this Lease or lease the Leased Premises.  Subject to the representations, warranties, covenants and agreements of Landlord set forth in this Lease and the Project Agreement, Tenant shall enter into this Lease and lease the Leased Premises, “as-is” with all faults and conditions, including but not limited to any patent or latent defects or conditions existing with respect to the Leased Premises and any Hazardous Materials that may be located in, on, under or around the Leased Premises.  Except for the representations, warranties, covenants and agreements of Landlord expressly set forth in this Lease and the Project Agreement, Tenant hereby assumes all risk and liability resulting or arising from or relating to the entry into, use, operation, occupancy, possession, maintenance and development of the Leased Premises, including but not limited to all risk and liability resulting or arising from or relating to any Hazardous Materials that may be located in, on, under or around the Leased Premises.

TIME OF ESSENCE

Section 27.01 Time. Time is of the essence in this Lease.

ATTORNEY FEES

Section 28.01 Attorney’s Fees. In any action that either party brings to enforce its rights under this Lease, the prevailing party shall be entitled to all of its costs plus reasonable attorney fees to be fixed by the court. Those costs and attorney fees will be considered a part of the judgment in that action.

SEVERABLE

Section 29.01 Severable. Any term or provision of this Lease that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

GOVERNING LAW

Section 30.01 Governing Law. This Lease will be construed and enforced in accordance with the laws of the State of California, County of Stanislaus.

SUCCESSORS AND ASSIGNS

Section 31.01 Successors. This Lease will be binding on and inure to the benefit of the successors and assigns of Landlord and Tenant, their heirs and court appointed representative.

ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES

Section 32.01 Entire Agreement; No Third Party Beneficiaries. This Lease (including the documents and the instruments referred to herein) and the Project Agreement:  (a)

constitute the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

RECORDATION

Section 33.01 Memorandum of Lease. Tenant shall not record this Lease, any memorandum of this Lease, nor any other document which will or may create a cloud on title to any portion of the property of which the Leased Premises are a part, and any attempt to record or file same by Tenant shall be deemed a default by it hereunder.

NO AGENCY, PARTNERSHIP, OR JOINT VENTURE

Section 34.01 No Agency, Etc. Nothing contained in this Lease will be deemed or construed by the parties, or by any third party, as creating the relationship of principal and agent, partnership, or joint venture by the parties. It is understood and agreed that no provision contained in this Lease or any acts of the parties will be deemed to create any relationship other than the relationship of landlord and tenant.

NO MERGER

Section 35.01 No Merger. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation of this Lease or a termination by Landlord will not work a merger and will, at the option of Landlord, terminate all of any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any subtenancies.

NO WAIVER

Section 36.01 No Waiver. No waiver of any default or breach under this Lease will be implied from any omission to take action on account of this Lease, regardless of any custom and practice or course of dealing. No waiver will affect any default other than the default specified in the waiver, and then the waiver will be operative only for the time and to the extent stated in this Lease. Waivers of any covenant will not be construed as a waiver of any subsequent breach of the same covenant. No waiver by either party of any provision under this Lease will be effective unless in writing and signed by that party.

NOTICES

Section 37.01 Notices. All notices to be given under this Lease will be in writing and mailed, postage prepaid, by certified or registered mail, return receipt requested, or delivered by personal or courier delivery, or sent by telecopy (immediately followed by one of the preceding methods), to Landlord’s Address and Tenant’s Address, or to any other place that Landlord or Tenant may designate in a written notice given to the other party. Notices will be deemed served on the earlier of receipt or three (3) days after the date of mailing. Notices to Landlord shall be sent to 31120 West Street, P.O. Box 1029, Goshen, CA 93227 (“Landlord’s Address”).  Notices to Tenant shall be sent to 20400 Stevens Creek Blvd., Suite 700, Cupertino, CA 95014 (“Tenant’s Address”).  When this

Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by California Code of Civil Procedure Section 1161 or any similar or successor statute.  When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by this paragraph shall replace and satisfy the statutory service-of-notice procedures, including those required by California Code of Civil Procedure Section 1162 or any similar or successor statute.

REPRESENTATIONS AND WARRANTIES

Section 38.01 Authority.  Each party warrants that it has full power, authority and legal right to execute and deliver this Lease, and to keep and observe all of the terms and provisions of this Lease on such party’s part to be observed and performed.  Each individual executing this Lease on behalf of Landlord and Tenant represents and warrants that she or he is duly authorized to execute and deliver this Lease on behalf of Landlord and Tenant and that the execution is binding upon Landlord and Tenant.  Each party hereby represents and warrants to the other party that it is a corporation, duly organized and existing in the State of Delaware.  The performance by each party of their obligations and responsibilities under this Lease will not violate or constitute a default under the terms and provisions of such party’s bylaws or any material agreement, document or instrument to which such party is a party or by which such party is bound or affected.  All proceedings required to be taken by or on behalf of each party to authorize such party to execute, deliver and perform the terms and conditions of this Lease have been duly and properly taken.  No further consent of any person or entity is required in connection with the execution and delivery of, or performance by each party of its obligations under this Lease.

Section 38.02 Enforceability.  This Lease constitutes or shall constitute the valid and binding obligation of each party, enforceable against it in accordance with its terms, except as such enforcement may be limited by (a) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other applicable Legal Requirements affecting or relating to the rights of creditors generally, or (b) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 38.03 Litigation.  There are no judgments, orders, suits, actions, garnishments, attachments or proceedings of any nature by or before any court, commission, board or other governmental body pending, or, to the knowledge of the parties, threatened, which involve or affect, or will involve or affect the validity or enforceability of this Lease or involve any risk of any judgment or liability being imposed upon such party that could materially adversely affect such party’s ability to observe or perform fully its agreements and obligations hereunder.

HOLDING OVER

Section 39.01 Holding Over.  If Tenant fails to surrender possession of the Leased Premises or any part of the Leased Premises after the expiration or earlier termination of this Lease, the holding over will constitute a month-to-month tenancy, at a rent equal to the Base Rent in effect immediately prior to the holding over plus twenty-five percent (25%) and Tenant shall be subject to and shall perform all its agreements and obligations under this Lease.  This paragraph will not be construed as Landlord’s permission for Tenant to hold over. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease.  In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Leased Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s hold-over, Tenant shall be liable to Landlord for all damages that Landlord suffers from the hold-over.  In addition, Tenant shall save Landlord, its agents and employees, harmless and will exonerate, defend and indemnify Landlord, its agents and employees, from and against any and all damages which Landlord may suffer on account of Tenant’s hold-over in the Leased Premises after the expiration or earlier termination of this Lease.

TITLE TO LEASED PROPERTY

Section 40.01 No Acquired Rights. Tenant’s use and occupancy of the Leased Premises shall not convey to Tenant any title or right in the fee interest in the Leased Premises, and Tenant agrees not to make any claim of right or title to or assail Landlord’s fee title to the Leased Premises.

Section 41.02 No Subordination of Fee Interest.  Landlord’s fee interest in the Leased Premises shall at all times be senior and prior to the interests of Tenant and any other third party now or hereinafter obtaining a security interest in Tenant’s leasehold interest.  Under no circumstances shall Landlord have any obligation to subordinate its fee interest to the interests or reversionary rights in whole or in part of any third party.

LIMITATION OF LANDLORD’S LIABILITY

Section 42.01 Limitation of Landlord’s Liability. The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, directors, officers, or shareholders of Landlord, and Tenant shall look solely to the real estate that is the subject of this Lease and to no other assets or property of the Landlord for satisfaction of any liability in respect of this Lease and shall not seek recourse against any other property of Landlord, or against the individual partners, directors, officers or shareholders of Landlord or any of their personal assets for such satisfaction.  In no event shall any Landlord Party be liable to Tenant for any special, punitive, incidental, indirect or consequential damages arising out of or in connection with this Lease, however caused, whether arising in contract, tort (including negligence), strict liability, or otherwise.

SURRENDER

Section 43.01 Surrender. Upon the expiration or earlier termination of this Lease or Tenant’s right to possession of the Leased Premises, Tenant will surrender the Leased

Premises to Landlord in broom clean, and in good order, condition and repair, ordinary wear and tear excepted.  If Tenant fails to remove any of Tenant’s property within ten (10) days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s property without liability to Landlord.  Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s property.  Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s property.  In addition, if Tenant fails to remove Tenant’s property from the Leased Premises or storage, as the case may be, within thirty (30) days after written notice, Landlord may deem all or any part of Tenant’s property to be abandoned, and title to Tenant’s property shall be deemed to be immediately vested in Landlord.

SURVIVAL

Section 44.01 Survival. All agreements and obligations of Tenant hereunder which require observance or performance after the expiration or termination of this Lease, or which can not reasonably be ascertained as having been observed or performed at the time of such expiration or termination, shall survive, and be enforceable against Tenant following, such expiration or termination.

BROKERS

Section 45.01 Brokers. Landlord and Tenant each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder in connection with the negotiation of this Lease or the consummation of the transactions contemplated hereby, and that no broker or other person, firm or entity is entitled to any commission or finder’s fee in connection with said transactions.  Each party shall indemnify, protect, defend and hold the other party harmless from and against any claims which may be asserted by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying party.  This indemnification shall survive the expiration or earlier termination of this Lease.

FURTHER ASSURANCES

Section 46.01 Further Assurances. Landlord and Tenant shall promptly sign all further commercially reasonable documents necessary to accomplish the intent of this Lease.

CALIFORNIA CIVIL CODE WAIVER

Section 47.01 California Civil Code Waiver.  Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4) with respect to the destruction of the Leased Premises, California Civil Code Sections 1941 and 1942 with respect to Landlord’s repair duties and Tenant’s right to repair, and California Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Leased Premises by condemnation as herein defined, and any right of redemption or reinstatement of Tenant under any present or future case law or statutory provision (including California Code of Civil Procedure Sections 473 and 1179 and California Civil Code Section 3275) in the event Tenant is dispossessed from the Leased Premises for any reason.  This waiver applies to future statutes enacted in addition or in substitution of the statutes specified herein.

COUNTERPARTS

Section 48.01 Counterparts. This Lease may be executed in one or more counterparts, each of which shall be considered one and the same Lease and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

NO OFFER

Section 49.01 No Offer. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of the Leased Premises, an offer, or an option for a lease, and it is not effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

LANDLORD:

Cilion, Inc.,

a Delaware corporation

_______/S/ Kevin H. Kruse________

By:

Kevin H. Kruse
Title:

Chairman and Chief Executive Officer

TENANT:

AE Advanced Fuels Keyes, Inc.,

a Delaware corporation

______/S/ Eric A. McAfee_________

By:

Eric A. McAfee

Title:

Chairman and Chief Executive Officer

PARENT:

AE Biofuels, Inc.,

a Nevada corporation

__________/S/ Eric A. McAfee____

By:

Eric A. McAfee

Title:

Chairman and Chief Executive Officer

PARENT SUB:

AE Advanced Fuels, Inc.,

a Delaware corporation

__________/S/ Eric A. McAfee __

By:

Eric A. McAfee

Title:

Chairman and Chief Executive Officer